Exhibit 99.1
Heartland Financial USA, Inc.

POLICY ON DIRECTOR FEES

ADOPTED BY HEARTLAND BOARD OF DIRECTORS DECEMBER 3, 2007

Heartland Financial USA, Inc. (“Company”) will pay  its non-employee directors for service during the period from the Company’s regularly scheduled 2008 Annual Meeting to the Company’s regularly scheduled 2009 Annual Meeting compensation in the form of restricted shares of Company stock granted under the 2005 Long-Term Incentive Plan in an amount determined by the Nominating & Compensation Committee of the Company at its meeting on December 3, 2007, such shares shall be awarded as of the date of the 2008 Annual Meeting, and shall vest on the earlier of the one year anniversary of grant or the date of the 2009 Annual Meeting.  In the event a director leaves the board for any reason prior to any vesting  date (other than due to death or disability),  the Nominating & Compensation Committee shall retain sole discretion to determine the disposition of the unvested shares.  In the event of the death or disability of the director, the shares shall fully vest.  The following grants were approved at the December 3, 2007 Nominating & Compensation Committee Meeting:

Conlan	900 shares
Cox, Jr.	1,000 shares
Falb	1,100 shares
Flynn	1,000 shares
Hill	1,000 shares

Additionally, for the period January 1, 2008 until the date of the Company’s 2008 Annual Meeting, the Company will pay fees under the following schedule to its non-employee Directors for each board of directors and committee meetings attended during the period;

Regular Board Meeting	$950.00
Committee Meeting	$700.00

The director acting as Chairman of the board of directors or committee meeting will be paid an additional $350.00 for the meeting chaired.

These fees shall be paid in the form of unrestricted shares of Company stock to be calculated by dividing the dollar amount of fees owed by the fair market value of the shares of Company stock on the date of the regularly scheduled 2008 Annual Meeting.

POLICY ON EXPENSE REIMBURSMENT FOR DIRECTORS

ADOPTED BY HEARTLAND BOARD OF DIRECTORS JULY 20, 2004

Heartland Financial USA, Inc. will reimburse its non-employee directors for reasonable expenses incurred for board of directors’ and committee meetings and for traveling on other Heartland business. This policy contains guidelines that explain the types of expenses that are reimbursable and instructions for requesting reimbursement.

TRANSPORTATION
Directors traveling for a Heartland board of directors’ or committee meeting will be reimbursed at the allowable cents per mile as established by the Internal Revenue Service based on mileage from their home to the meeting location. If the director travels by any other means of transportation (bus, train, air), submission of the receipt will be required. The director will also be reimbursed for parking fees, tolls and/or cab fares incurred while attending Heartland board of directors’ and committee meetings.

LODGING & MEALS
Lodging - The cost of overnight accommodations incurred in connection with Heartland board of directors’ or committee meetings will be reimbursed. Submission of a hotel invoice or credit card slip with the hotel name stated will be required.

Meals - All interim meals and restaurant gratuities incurred in the course of travel to the Heartland board of directors’ or committee meetings will be reimbursed. The meal reimbursement will be limited to normal and reasonable meal costs. Heartland’s president and CEO will make the final decision on the reasonableness of the meal costs submitted for reimbursement.

Telephone - Charges for telephone calls made in conjunction with a Heartland board of directors’ or committee meeting may be submitted for reimbursement. A copy of the phone bill delineating the specific charges will be required.

REIMBURSEMENT
All requests for reimbursement of allowable expenses shall be submitted in writing to the Heartland Financial USA, Inc. Administration Department, who will process and submit the request to the Accounts Payable Department. Expenses submitted for reimbursement must be supported with detailed documentation as specified above.